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                                                                  Exhibit 3.1.14

                            SKY ALLAND RESEARCH, INC.

                              ARTICLES OF AMENDMENT

         Sky Alland Research, Inc., a Maryland corporation having its principal office in Columbia, Maryland (hereinafter called the "Corporation"), certifies to the State Department of Assessments and Taxation of Maryland that:

         FIRST: The Corporation desires to amend certain provisions contained in its charter.

         SECOND: The name of the Corporation is Sky Alland Research, Inc.

         THIRD: The Articles of Incorporation of the Corporation are hereby amended as follows:

         The Articles Supplementary of the Corporation filed with the Maryland State Department of Assessments and Taxation on September 25, 1995 creating the rights, powers and preferences of the Convertible Preferred Stock, Series F (the "Series F Articles Supplementary") and amended on February 13, 1996, are hereby amended in the following manner:

         Article SECOND, Section 6 of the Series F Articles Supplementary be and hereby is deleted in its entirety and replaced as follows:

         "6. RIGHTS OF REDEMPTION. All outstanding unconverted shares of Preferred Stock must be redeemed by the Corporation at $2.00 per share plus any accrued but unpaid dividends thereon on April 30, 2003. The holders of the Preferred Stock shall have no right of redemption with respect to the Preferred Stock."

         FOURTH: The amendment to the Series F Articles Supplementary was approved by the Board of Directors of the Corporation as of October 8, 1998 and declared by the Board of Directors of the Corporation as advisable. The Board of Directors of the Corporation directed that the amendment to the Series F Articles Supplementary be submitted to the Corporation's stockholders for approval.

            FIFTH: At a special meeting of the Corporation's stockholders held on October 21, 1998, the amendment to the Series F Articles Supplementary was approved by a vote of more than a majority of the holders of the aggregate of the issued and outstanding shares of the capital stock of the Corporation entitled to vote thereon, including a majority of the holders of the issued and outstanding shares of the Corporation's Convertible Preferred Stock, Series F (the "Series F Preferred Stock") entitled to vote thereon, voting as a separate class.


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         SIXTH: Pursuant to the authorization of the Board of Directors of the
Corporation, these Articles of Amendment may be executed by the President or any Vice President of the Corporation and may be attested by the Secretary of the Corporation.

                    {Signature and attestation on next page}


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         IN WITNESS WHEREOF, Sky Alland Research, Inc. has caused these Articles of Amendment to be signed in its name and on its behalf by its President and attested by its Secretary on the 15th day of December, 1998.

                               SKY ALLAND RESEARCH, INC.

                               By:/s/ Richard T. Herbert
                                  -----------------------------
                                   Richard T. Herbert
                                   President

ATTEST:

/s/ Thomas C. Hohman
---------------------------
Thomas C. Hohman
Secretary


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         THE UNDERSIGNED, President of Sky Alland Research, Inc., who executed on behalf of the Corporation Articles of Amendment of which this Certificate is made a part, acknowledges in the name and on behalf of the Corporation that the foregoing Articles of Amendment are the corporate act of the Corporation and certifies that the matters and facts set forth herein with respect to the authorization and approval thereof are true in all material respects under the penalties of perjury.

                                                   /s/ Richard T. Hebert
                                                   ----------------------------
                                                   Richard T. Hebert

             Date:     December 15, 1998
                  --------------------------



                            [STATE DEPARTMENT OF ASSESSMENTS
                                        AND TAXATION
                                     APPROVED FOR RECORD
                                   12/18/98 at 1:26 p.m.]





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